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                                                                     EXHIBIT 5.1


                                October 19, 1998



The Board of Directors
Hanover Compressor Company
12001 North Houston Rosslyn
Houston Texas  77086

         Re:      Hanover Compressor Company
                  Registration Statement on Form S-8

Gentlemen:

         We are counsel to Hanover Compressor Company, a Delaware corporation (the "Corporation"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1993, as amended, the Corporation's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance from time to time by the Corporation of up to an additional 2,945,534 shares of the Corporation's common stock, $.001 par value per share (the "Common Stock"), pursuant to the 1992 Stock Compensation Plan, 1993 Management Stock Option Plan, 1993 Senior Executive Stock Option Plan, 1995 Amended and Restated Hanover Compressor Company Incentive Option Plan, 1995 Management Option Plan, 1995 Employee Stock Option Plan, 1996 Employee Stock Option Plan, 1997 Stock Option Plan and
1998 Stock Option Plan (collectively, the "Plans").

         As such counsel, we have examined the Plans, the Corporation's Amended and Restated Certificate of Incorporation, as amended, the Amended and Restated By-laws of the Corporation, the minute books of the Corporation and such other papers, documents and certificates of public officials and certificates of officers of the Corporation as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

         Based on the foregoing, we are of the opinion that:

         1. The issuance from time to time by the Corporation of up to an additional 2,057,873 shares of Common Stock pursuant to the Plans, as described in the prospectus delivered to participants in the Plan (the




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Securities and Exchange Commission
October 19, 1998
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         "Prospectus"), has been duly and validly authorized by all necessary corporate action on the part of the Corporation.

         2. When issued and paid for as described in the Prospectus and in accordance with the Plans, the additional 2,945,534 shares available for issuance under the Plan will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

         We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Interests of Named Experts and Counsel" in Item 5 of Part II of the Registration Statement.

         Please be advised that certain partners of, attorneys associated with and/or of counsel to our firm beneficially own shares of Common Stock. In addition, please note that Richard S. Meller, a partner of our firm, is the Secretary of the Corporation.

         The opinions expressed above are limited to Delaware General Corporation Law and the federal laws of the United States, and are limited to the specific legal matters expressly addressed herein. No opinion is expressed with respect to the laws of any other jurisdiction or any legal matter not addressed herein.

         This opinion speaks only as of the date hereof and we undertake no obligation to update this opinion.

                                          Very truly yours,



                                          NEAL, GERBER & EISENBERG

BJR:rv




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